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Exhibit 21

CONCEPTUS, INC.

LIST OF SUBSIDIARIES

As of December 31, 2008

Foreign Subsidiary	Jurisdiction in Which Incorporated or Organized
Conceptus SAS	France
Conceptus Medical Limited	United Kingdom

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  Exhibit 21
CONCEPTUS, INC. LIST OF SUBSIDIARIES As of December 31, 2008